Exhibit 99.1

Assurant Appoints Two New Members to Its Board of Directors

Edelman and Perry Bring Diverse Skills, Technology Insight, Financial Expertise

NEW YORK, Aug. 7, 2017 – Assurant, Inc. (NYSE: AIZ), a premier global provider of risk management solutions, today announced the appointment of Harriet Edelman, vice chairman of Emigrant Bank, and Debra J. Perry, former senior managing director of global ratings and research at Moody’s Investors Service, to its Board of Directors, effective immediately.

“Harriet and Debra are widely respected for their distinguished careers and the breadth and diversity of their skills and experience,” said Assurant Chair of the Board Elaine D. Rosen. “We are delighted to welcome these talented and accomplished business leaders to the Assurant board.”

“Harriet’s experience in technology, operations and consumer businesses will be invaluable as we continue building a stronger Assurant for the future for our customers, employees and shareholders,” said Assurant President and Chief Executive Officer Alan Colberg, who is also a board member. “And Debra’s management expertise and financial acumen will be critical assets for Assurant in executing on our plan to deliver profitable growth and outperformance.”

The Assurant board named Edelman to its Compensation Committee and Perry to its Finance & Risk Committee. With their additions, Assurant’s board now has 12 directors, 11 of whom are independent.

Edelman, 61, has served since 2010 as vice chairman of Emigrant Savings Bank, a privately held community bank, where she leads the finance, information technology and credit administration operations. She joined the bank in 2008 as a special advisor to the chairman.

Prior to that, Edelman spent 29 years in positions of increasing responsibility at Avon Products Inc., rising to the roles of chief information officer and senior vice president of global supply chain and business transformation. A native of Long Island, Edelman holds a bachelor’s degree from Bucknell University and a Master of Business Administration degree from Fordham University. She currently serves on the board of Brinker International, Inc., and has prior public company board experience during the past 15 years with UCB, a global biopharmaceutical company, software and solutions provider Ariba Inc., The Hershey Company and Blair Corporation. Edelman also serves on the Board of Trustees of Bucknell University.

Perry, 66, is the former senior managing director for global ratings and research at Moody’s Investors Service, a unit of Moody’s Corporation and the leading provider of independent credit ratings and research. In that role, she served as the senior business leader for the company’s Americas Corporate Finance Group and its U.S. Public Finance Group, with ratings of over $4 trillion of taxable and tax-exempt debt securities.

Earlier in her career, Perry worked in fixed income research at First Boston Corporation and in a variety of corporate lending and capital markets roles at Chemical Bank. She currently serves on the boards of Genworth Financial Inc., The Sanford C. Bernstein Fund and Korn/Ferry International, and has previously served on the boards of MBIA Inc., CNO Financial Inc., and PartnerRe Ltd. Perry holds a bachelor’s degree from the University of Wisconsin-Madison and a master’s degree from Yale University.

Assurant (NYSE:AIZ) is a global leader in risk management solutions, helping protect where people live and the goods they buy. Millions of consumers count on Assurant’s innovative products, services and support for major purchases like homes, cars, appliances, mobile devices and funerals. Assurant partners with leading companies that make, sell or finance those purchases to take great care of their customers and help their business grow. A member of the Fortune 500, Assurant has a market presence in 16 countries worldwide. As of June 30, 2017, the company had $30 billion in assets and $6 billion in annualized revenue. Learn more at assurant.com or follow us on Twitter @AssurantNews.

Contact:

John M. Moran

Vice President, External Communications

john.m.moran@assurant.com

Investor Relations Contact:

Sean Moshier

Manager, Investor Relations

212.859.5831

sean.moshier@assurant.com